NORWEST BANK MINNESOTA SOUTH,
NATIONAL ASSOCIATION                                                  TERM NOTE

$530,052.64                                                   September 29, 1999

FOR VALUE RECEIVED, Winland Electronics, Incorporated (the "Borrower") promises to pay to the order of Norwest Bank Minnesota South, National Association (the "Bank"), at its principal office or such other address as the Bank or holder may designate from time to time, the principal sum of Five Hundred Thirty Thousand Fifty Two and 64/100 Dollars ($530.052.64), or the amount shown on the Bank's records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rate defined below. Absent manifest error, the Bank's records shall be conclusive evidence of the principal and accrued interest owing hereunder.

INTEREST RATE. The principal balance outstanding under this Term Note shall bear interest at an annual rate equal to 8.25%.

REPAYMENT TERMS

Principal and Interest. Principal and interest shall be payable in successive monthly installments of Five Thousand One Hundred Fifty and 00/100 Dollars ($5,150.00), beginning on November 1, 1999 and on the first day of each month thereafter. The remaining principal balance, plus any accrued interest, shall be fully due and payable on September 30, 2004.

PREPAYMENT. The Borrower may prepay this Term Note in full or in part at any time. Each prepayment may be applied in inverse order of maturity or as the Bank in its sole discretion may deem appropriate. Such prepayment shall not excuse the Borrower from making subsequent payments each month until the indebtedness is paid in full.

ADDITIONAL TERMS AND CONDITIONS. This Term Note is issued pursuant to Second Amendment to Term Loan and Credit Agreement of even date between the Bank and the Borrower (as amended, the "Agreement"), and is given as a replacement for, and not in satisfaction of, the 1998 Term Note as described in the Agreement, and is secured by a mortgage dated May 7, 1996, which was filed for record on May 15, 1996 in the Registrar of Titles as Document #6041, and in the office of the County Recorder as Document #52580, as modified. The Agreement, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this Term Note by reference. Capitalized terms not expressly defined herein shall have the meanings given them in the Agreement. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by the Bank if this Term Note is not paid as provided above. This Term Note shall be governed by the substantive laws of the State of Minnesota.

WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. Borrower and any other person who signs, guarantees or endorses this Term Note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this Term Note.


WINLAND ELECTRONICS, INCORPORATED


By: /s/ W. K. Hankins

Its: CEO & CFO